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                                                                    EXHIBIT 23.2



                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement
(Form S-8 No. 333-00000) of Premier Bancshares, Inc. pertaining to the First Alliance/Premier Bancshares, Inc. 401(k) Savings Plan of our reports (a) dated February 5, 1999, with respect to the consolidated financial statements of Premier Bancshares, Inc. and Subsidiaries included in its Annual Report
(Form 10-K) and (b) dated June 23, 1999, with respect to the financial statements and schedules of the First Alliance/Premier Bancshares, Inc. 401(k) Savings Plan included in the Plan's Annual Report (Form 11-K), both for the year ended December 31, 1998, filed with the Securities and Exchange Commission.


                                       /s/ Ernst & Young LLP


Atlanta, Georgia
July 26, 1999